Exhibit 99.1

Company Contact
Pam Scott
VP, Corporate Communications
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com

RLHC Completes Mortgage Refinancing and Forms Joint Venture

for Hotel RL Baltimore

Spokane, Wash., April 28, 2015 – RLHC (Red Lion Hotels Corporation, NYSE: RLH) announced today that its subsidiary, RL Baltimore, LLC, has entered into a $13.3 million mortgage loan from PFP Holding Company IV LLC, an affiliate of Prime Finance, to refinance the purchase capital for its previously acquired Hotel RL Baltimore Inner Harbor. Subsequent to the loan agreement, RLHC completed a joint venture agreement selling an initial 21 percent equity stake in RLS Balt Venture LLC, the parent to RL Baltimore, LLC, to Shelbourne Falcon Charm City Investors LLC (“Shelbourne”). The loan and the joint venture agreement recapitalize the original purchase of the property by RL Baltimore and provide additional funds to complete the final renovations for this adaptive reuse project, which is on schedule to open in early August 2015.

RLHC maintains a 79 percent interest in RLS Balt Venture LLC, with the remaining 21 percent purchased for $2 million by Shelbourne, an entity led by Shelbourne Capital LLC and including Falcon Investors, LLC, among other institutional real estate investors. Approximately $10.1 million in loan proceeds were funded initially with another $3.2 million available to complete the renovation of the hotel. RLHC expects to complete a second equity sale as Shelbourne has the option during the remainder of 2015 to purchase an additional 24 percent interest in RLS Balt Venture LLC for approximately $2.3 million.

“This is phase one of the dual-phase recapitalization of Hotel RL Baltimore,” said RLHC President & CEO Greg Mount. “This first investment by Shelbourne Capital and Falcon Investors is a testament to their continued commitment and support for this project and for the strategic direction of RLHC. When the hotel opens in August, it will be the first East Coast location and the first Hotel RL to open this year.”

“This redevelopment project is among the most promising in the region,” said Jason Ladavac of Shelbourne Capital. “The Hotel RL branding concept is ideal for Baltimore’s Inner Harbor. The location is in a top metro area and is a great fit for RLHC’s newest upscale concept, Hotel RL. We are pleased to continue to partner with RLHC in attractive hotel investments as the company pursues its rapid expansion to establish a national footprint.”

RLHC purchased the 70 percent completed adaptive reuse project in December 2014. This location will become the first Hotel RL to open since the upscale conversion brand was introduced in fall 2014. Three Red Lion Hotels in Olympia, Salt Lake City and Spokane are also undergoing renovations to convert to Hotel RL and are scheduled to open under the banner in the first quarter of 2016.

Located in downtown Baltimore, the Hotel RL Baltimore Inner Harbor, 207 East Redwood Street, is known locally as The Keyser Building, a 10-story historic property with a cut-stone façade. Hotel RL Baltimore is within walking distance of Camden Yards and M&T Bank Stadium and is two blocks from the famous Inner Harbor, which has water taxis that ferry passengers to Fells Point, Canton and Fort McHenry. As part of the renovation, the signature design elements of Hotel RL will be incorporated into the property and the hotel will have 600 square feet of technologically advanced meeting space, an exercise room and a business center.

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion, Red Lion Inn & Suites, GuestHouse International and Settle Inn brands. Established in 1959, the company has 130 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Social Media:

www.Facebook.com/RedLionHotels

www.Twitter.com/RedLionHotles

www.Instagram.com/RedLionHotels

www.LinkedIn.com/company/red-lion-hotels

About Shelbourne Capital LLC:

Shelbourne Capital LLC, is a real estate private equity firm focused on investments in commercial real estate throughout the United States. Since its founding, Shelbourne has focused its investments in various property types including lodging, senior living, office, multifamily residential and large portfolios of single family housing. Please see more at www.shelbournecap.com.

About Falcon Investors, LLC

Falcon Investors, LLC (“Falcon”) is an opportunistic real estate investment platform with a nationwide focus. Falcon holds investments in several hotel and residential projects and also serves as the managing member for the ownership group of the St. Regis Deer Valley, a $320M luxury hotel and residential property located in Park City, Utah. The chief executive officer and founder of Falcon is David Reis. As a nationally known developer-owner of senior living facilities, Reis has developed and /or acquired over $600 million of retirement-oriented projects that span a broad continuum of care. Please see more at www.falconinvestors.com.